EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-134234 and 333-134233) on Form S-8 pertaining to the Stock Option Plan of CareAdvantage, Inc. and the Directors’ Stock Option Plan of CareAdvantage, Inc. of our report dated March 31, 2009, which included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern, with respect to our audit of the consolidated financial statements of CareAdvantage, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Eisner, LLP

New York, NY
March 31, 2009